Exhibit 10.5

BIODELIVERY SCIENCES INTERNATIONAL, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

Name of Grantee:

No. Of Restricted Stock Units:

Date of Grant:

1. As of the Date of Grant set forth above (the “Grant Date”), BioDelivery Sciences International, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (the “Award”) to the above-named Grantee pursuant to the 2011 Equity Incentive Plan as amended through the date hereof (the “Plan”) and this Restricted Stock Unit Agreement (the “Agreement”). Each Restricted Stock Unit shall relate to one share of common stock, par value $.001 per share (the “Stock”) of the Company.

2. The rights of the Grantee are and shall be governed by the terms and provisions of the Plan. The Award is granted pursuant to the terms of the Plan, which is incorporated herein by reference as if set forth in full herein, and the Award shall in all respects be interpreted in accordance with the Plan. The Company shall interpret and construe the Plan and this Agreement with respect to any issue arising thereunder or hereunder, and such interpretations and determinations by the Company shall be conclusive and will bind the parties hereto and any other person claiming an interest hereunder. In the event of any conflict between the provisions of the Plan and of this Agreement, the provisions of the Plan shall prevail. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

3. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as set forth herein and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

4. The restrictions and conditions set forth above shall lapse in accordance with the following schedule, provided that the Grantee remains in employment with the Company or any Subsidiary as of such date (each, a “Vesting Date”):

Incremental Number of Restricted Stock Units Vested	Vesting Date
( %)
( %)
( %)

The Committee may at any time accelerate the vesting schedule specified herein.

5. Except as otherwise provided in this Section 5, if the Grantee’s employment with the Company or any Subsidiary terminates prior to the satisfaction of the vesting conditions set forth above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. Notwithstanding the foregoing, in the case of a Grantee’s Retirement (as defined in the Plan), any unvested Restricted Stock Units shall become immediately vested and nonforfeitable and the date of such Retirement shall be deemed the Vesting Date with respect to such accelerated Restricted Stock Units.

6. As soon as practicable following each Vesting Date (but in no event later than 30 days after the Vesting Date), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding the foregoing, in the event the Grantee becomes vested in the Restricted Stock Units on account of his or her Retirement, if the Grantee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) upon his Retirement, the shares of Stock shall not be issued to the Grantee until the seventh month after the Grantee’s “separation from service” within the meaning of Section 409A.

7. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are either exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A or compliant with Section 409A.

9. This Agreement does not constitute a contract of, or an implied promise to continue, Grantee’s employment or status with the Company or a Subsidiary; and nothing contained in this Agreement shall confer upon Grantee the right to continue such employment, or status; nor does this Agreement affect the right of the Company or any Subsidiary to terminate Grantee’s employment at any time.

10. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices located at 431 ParkLake Ave. Suite 225, Raleigh, NC, 27612, and any notice to the Grantee shall be addressed to the Grantee at the address currently shown on the payroll records of the Company. Any notice shall be deemed duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Agreement, and the Optionee has placed his or her signature hereon, effective as of the Grant Date.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:
Name: Herm Cukier
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

By:
[Name]
Grantee

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